Consent Letter

We have issued our report dated June 25, 1999, accompanying the financial statements incorporated in the Annual Report of Sepragen Corporation on Form 10-KSB for the years ended December 31, 1998 and 1997. We hereby consent to the incorporation by reference of said report in the Registration Statements of Sepragen Corporation on Forms S-8 (File Nos. 33-95182 and 333-11903).

/s/ Grant Thornton LLP

San Jose, California

June 25, 1999